Exhibit (a)(4)


   News Release

   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050
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                                For Release:    Immediately
                                Date:           January 7, 1997
                                Contact:        Mr. Harvey Lenkin
                                                (818) 244-8080


   GLENDALE, California--Public Storage, Inc. (NYSE:PSA), announced today that the Company's cash tender offer for units of limited partnership interest in PS Partners III, Ltd., a California limited partnership, was extended from January 8, 1997 to 5:00 p.m. New York City time on January 21, 1997.

   In the tender offer, approximately 7,432 units have been tendered.

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